Exhibit 99.1

Claire’s Stores, Inc. Elects To Delay Interest Payments and Enter  30-Day Grace Period; Provides Update On Exchange Offer And Refinancing; Reports Fiscal 2016 2nd Quarter Results; 3rd Fiscal Quarter-To-Date Same Store Sales  Percentages Flat

CHICAGO, September 15, 2016. Claire’s Stores, Inc. (the “Company”), one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids, today announced its election to delay making interest payments on certain outstanding debt; provided an update on its note exchange offer and Europe credit facility refinancing; and reported its financial results for the fiscal 2016 second quarter, which ended July 30, 2016.

Election to Delay Interest Payments and Enter 30-Day Grace Period

The Company today announced its election to delay interest payments due September 15, 2016 on its outstanding 6.125% Senior Secured First Lien Notes due 2019 (the “6.125% Notes”), 9.00% Senior Secured First Lien Notes due 2019 (the “9.00% Notes” and together with the 6.125% Notes, the “First Lien Notes”) and 8.875% Senior Secured Second Lien Notes due 2019 (the “Second Lien Notes” and, together with the First Lien Notes, the “Secured Notes”) pending completion of the Exchange Offer and the Europe Credit Facility Refinancing described below. Non-payment of this interest would become an event of default under the indentures governing the Secured Notes only if the payment is not made within 30 days. The total amount of interest due September 15, 2016 is approximately $77 million. This includes approximately $10 million of interest accrued on Second Lien Notes that have been tendered in the Exchange Offer, and which will be cancelled upon completion of the Exchange Offer.

The Company is continuing to pay employees, suppliers and trade creditors and to fund current operations on an ongoing basis.

The Company has approximately $2,533.0 million of outstanding indebtedness, including $210.0 million aggregate principal amount of 6.125% Notes, $1,125.0 million aggregate principal amount of 9.00% Notes and $450.0 million aggregate principal amount of Second Lien Notes.

Under the indentures governing each series of Secured Notes, the Company has a 30-day grace period after the interest payment date before an event of default would occur on October 15, 2016. The occurrence of an event of default under the indentures would give the trustee or the holders of at least 30% of principal amount of each series of Secured Notes the option to declare all of the Secured Notes of such series due and payable immediately upon such event of default. Additionally, failure to make the interest payments on the Secured Notes when due at the end of such grace period would constitute an event of default under certain of the Company’s other outstanding indebtedness.

Exchange Offer

As previously announced, on August 12, 2016, the Company commenced a private offer to exchange (the “Exchange Offer”), upon the terms and conditions set forth in a confidential offer to exchange statement dated August 12, 2016 and a related letter of transmittal, any and all $450.0 million aggregate principal amount of Second Lien Notes, $320.0 million aggregate principal amount of its 7.750% Senior Notes due 2020 (the “Unsecured Notes”), and approximately $26.5 million aggregate principal amount of its 10.500% Senior Subordinated Notes due 2017 not held by Claires Inc., the Company’s parent (the “Subordinated Notes”, and collectively with the Second Lien Notes and the Unsecured Notes, the “Notes”) held by eligible holders, for up to $40.0 million of new Senior Secured Term Loans maturing 2021 of the Company (the “Claire’s Stores Term Loans”), up to $130.0 million of new Senior Secured Term Loans maturing 2021 of CLSIP LLC, which is a newly formed unrestricted subsidiary of the Company (the “CLSIP Term Loans”) and up to $60.0 million of new Senior Term Loans maturing 2021 of Claire’s (Gibraltar) Holdings Limited (“Claire’s Gibraltar”), the holding company of the Company’s European operations (the “Claire’s Gibraltar Term Loans”, and collectively with the Claire’s Stores Term Loans and the CLSIP Term Loans, the “Term Loans”).

To the extent the Exchange Offer is not fully subscribed, certain funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”) and Claire’s Inc.( together with the Apollo Funds, the “Affiliated Holders”), have agreed to effect a similar exchange of up to approximately $183.6 million aggregate principal amount of Claire’s Stores’ 10.500% PIK Senior Subordinated Notes due 2017 held by the Apollo Funds and up to approximately $58.7 million aggregate principal amount of Subordinated Notes held by Claire’s Inc., which exchange will count towards satisfaction of the Exchange Offer’s $400 million Minimum Tender Condition (the “Affiliated Holder Exchange”).

On August 29, 2016, the Company announced amended terms of the Exchange Offer as set forth in a confidential amended and restated offer to exchange statement dated August 29, 2016 and a related letter of transmittal. The Company also announced that holders of approximately $300 million aggregate principal amount of Notes had committed to participate in the Exchange Offer.

The Exchange Offer is currently scheduled to expire at one minute after 11:59 P.M. New York City time on September 15, 2016 (unless extended by the Company). Subject to the satisfaction or waiver of the conditions precedent, the closing of the transactions contemplated by the Exchange Offer is expected to occur promptly after the expiration.

As of September 15, 2016, approximately $333.0 million aggregate principal amount of Notes had been tendered, including approximately $228.9 million aggregate principal amount of Second Lien Notes, approximately $103.3 million aggregate principal amount of Unsecured Notes and approximately $0.8 million aggregate principal amount of Subordinated Notes. Based on such tenders and the Affiliated Holder Exchange, approximately $575 million of the Company’s outstanding debt will be exchanged for approximately $179 million of new Term Loans. The Company estimates annual cash interest savings of approximately $24 million as a result of the consummation of the Exchange Offer.

This press release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange any security. No recommendation is being made as to whether holders of the Notes should exchange Notes for Term Loans.

Europe Credit Facility Refinancing

Claire’s Gibraltar and certain subsidiaries are party to an unsecured multi-currency revolving credit facility in the amount of $50.0 million that matures August 20, 2017 (the “Europe Credit Facility”). Consent of the lender under the Europe Credit Facility is required for the consummation of the Exchange Offer, and in addition, consent of the lender is required to allow Claire’s Gibraltar to distribute cash to the Company in an amount required to enable the Company to fund its near term debt service and other obligations, including the interest payment on the Secured Notes due September 15, 2016. As of the date hereof, the lender has declined to provide such consents.

The Exchange Offer is conditioned on (i) the lender agreeing to an amendment satisfactory to Claire’s Gibraltar providing the foregoing consents, or (ii) the refinancing of the Europe Credit Facility with new debt arrangements satisfactory to the Company and Claire’s Gibraltar that allow the Exchange Offer and distributions of cash from Claire’s Gibraltar in amounts sufficient for Claire’s Stores to fund its near term debt service and other obligations. This condition to the Exchange Offer cannot be waived by the Company.

The Company continues discussions with the lender with respect to a refinancing of the Europe Credit Facility that will include the required consents, and has also has entered into discussions with several potential lenders in an effort to refinance the Europe Credit Facility. In connection with these discussions, the Company has made available certain financial information regarding Claire’s Gibraltar to enable potential lenders to evaluate their ability to lend to Claire’s Gibraltar. The financial information that has been provided to potential lenders is substantially the same as the financial information contained in this press release.

Second Quarter Results

The Company reported consolidated net sales of $317.2 million for the fiscal 2016 second quarter, a decrease of $30.4 million, or 8.8% compared to the fiscal 2015 second quarter. The decrease was attributable to a decrease in same store sales, the effect of store closures, an unfavorable foreign currency translation effect of our non-U.S. net sales and decreased shipments to franchisees, partially offset by an increase in new concession store sales and new store sales. Net sales would have decreased 7.3% excluding the impact of foreign currency exchange rate changes.

North America net sales were $194.8 million for the fiscal 2016 second quarter, a decrease of $15.8 million, or 7.5% compared to the fiscal 2015 second quarter. The decrease was attributable to the effect of store closures, a decrease in same store sales, decreased shipments to franchisees and an unfavorable foreign currency translation effect of our non-U.S. net sales, partially offset by an increase in new concession store sales and new store sales. Sales would have decreased 7.2% excluding the impact from foreign currency exchange rate changes.

Europe net sales were $122.4 million for the fiscal 2016 second quarter, a decrease of $14.6 million, or 10.7% compared to the fiscal 2015 second quarter. The decrease was attributable to a decrease in same stores sales, an unfavorable foreign currency translation effect of our non-U.S. net sales and, the effect of store closures, partially offset by an increase in new concession store sales and new store sales. Sales would have decreased 7.4% excluding the impact from foreign currency exchange rate changes.

Consolidated same store sales decreased 5.7%, with North America same store sales decreasing 4.4% and Europe same store sales decreasing 7.8%. The Company computes same store sales on a local currency basis, which eliminates any impact from changes in foreign currency exchange rates. From the end of the second fiscal quarter through September 14, 2016, quarter-to-date same store sales percentages for consolidated, North America, and Europe were all approximately flat.

Consolidated gross profit percentage decreased 230 basis points to 46.2% during the fiscal 2016 second quarter versus 48.5% for the prior year quarter. This decrease in gross profit percentage consisted of a 160 basis point decrease in merchandise margin and an 80 basis point increase in occupancy costs, partially offset by a 10 basis point decrease in buying and buying-related costs. The decrease in merchandise margin percentage resulted primarily from higher markdowns and sales mix. The increase in occupancy costs, as a percentage of net sales, resulted primarily from the deleveraging effect of a decrease in same store sales.

North America gross profit percentage decreased 240 basis points to 46.1% during the fiscal 2016 second quarter versus 48.5% for the prior year quarter. The decrease in gross profit percentage consisted of a decrease in merchandise margin of 130 basis points, a 90 basis point increase in occupancy costs and a 20 basis point increase in buying and buying-related costs. The decrease in merchandise margin resulted primarily from higher markdowns and increased shrink. The increase in occupancy costs, as a percentage of sales, resulted primarily from the deleveraging effect from a decrease in same store sales.

Europe gross profit percentage decreased 220 basis points to 46.3% during the fiscal 2016 second quarter versus 48.5% for the prior year quarter. The decrease in gross profit percentage consisted of a 200 basis point decrease in merchandise margin and a 70 basis point increase in occupancy costs, partially offset by a 50 basis point decrease in buying and buying-related costs. The decrease in merchandise margin resulted primarily from sales mix and unfavorable foreign exchange rates. The increase in occupancy costs, as a percentage of sales, resulted primarily from the deleveraging effect from a decrease in same store sales.

Selling, general and administrative expenses decreased $4.0 million, or 3.4%, compared to the fiscal 2015 second quarter. As a percentage of net sales, selling, general and administrative expenses increased 190 basis points. Selling, general, and administrative expenses would have decreased $2.2 million excluding a favorable $1.8 million foreign currency translation effect. Besides the foreign currency translation effect, the remainder of the decrease was primarily due to lower compensation and related expenses, partially offset by increased concession store commission expense.

Adjusted EBITDA in the fiscal 2016 second quarter was $37.3 million compared to $59.9 million last year. Adjusted EBITDA would have been $39.1 million excluding both foreign currency translation effect and the unfavorable foreign exchange effect on merchandise margin in the second quarter of 2016. The Company defines Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization, loss (gain) on early debt extinguishments, and asset impairments. Adjusted EBITDA excludes management fees, severance, the impact of transaction-related costs and certain other items. A reconciliation of net loss to Adjusted EBITDA is attached.

As of July 30, 2016, cash and cash equivalents were $75.3 million. The Company was fully drawn on its credit facilities as of July 30, 2016. The fiscal 2016 second quarter cash balance increase of $26.4 million consisted of positive impacts of $37.3 million of Adjusted EBITDA, $13.7 million from seasonal working capital sources and $3.8 million from net borrowings under the credit facilities, offset by reductions for $19.4 million of cash interest payments, $4.3 million of capital expenditures and $4.7 million for tax payments and other items.

Store Count as of:	July 30, 2016	January 30, 2016	August 1, 2015
North America	1,699	1,741	1,808
Europe	1,102	1,126	1,146

Subtotal Company-operated	2,801	2,867	2,954

Franchise	596	539	457

Total global stores	3,397	3,406	3,411

Concession stores	806	709	327

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of July 30, 2016, Claire’s Stores, Inc. operated 2,801 stores in 17 countries throughout North America and Europe, excluding 806 concession locations. The Company franchised 596 stores in 29 countries primarily located in the Middle East, Central and Southeast Asia, Central and South America, Southern Africa and Eastern Europe. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base, expand our international store base through franchise or similar licensing arrangements or expand our store base through store concessions; inability to design and implement new information systems; data security breaches of confidential information or other cyber attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 filed with the SEC on April 26, 2016. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: www.clairestores.com.

Contact Information

Ron Marshall, Chief Executive Officer

Phone: (847) 765-1100, or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(In thousands)

SECOND FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	July 30, 2016	August 1, 2015
Net sales	$317,172	$347,587
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	170,683	179,076

Gross profit	146,489	168,511

Other expenses:
Selling, general and administrative	112,372	116,369
Depreciation and amortization	13,796	15,634
Severance and transaction-related costs	125	420
Other income, net	(4,538)	(2,606)

	121,755	129,817

Operating income	24,734	38,694
Interest expense, net	55,623	55,044

Loss before income tax expense	(30,889)	(16,350)
Income tax expense	1,188	2,519

Net loss	$(32,077)	$(18,869)

	Six Months	Six Months
	Ended	Ended
	July 30, 2016	August 1, 2015
Net sales	$616,819	$667,582
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	329,036	351,928

Gross profit	287,783	315,654

Other expenses:
Selling, general and administrative	220,094	229,387
Depreciation and amortization	27,856	30,188
Severance and transaction-related costs	1,698	827
Other income, net	(1,593)	(2,466)

	248,055	257,936

Operating income	39,728	57,718
Interest expense, net	110,702	109,464

Loss before income tax (benefit) expense	(70,974)	(51,746)
Income tax (benefit) expense	(139)	2,541

Net loss	$(70,835)	$(54,287)

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	July 30, 2016	January 30, 2016
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$75,272	$18,871
Inventories	153,614	151,954
Prepaid expenses	17,904	15,676
Other current assets	24,676	26,254

Total current assets	271,466	212,755

Property and equipment:
Furniture, fixtures and equipment	243,940	245,954
Leasehold improvements	308,220	310,021

	552,160	555,975
Accumulated depreciation and amortization	(395,236)	(383,334)

	156,924	172,641

Leased property under capital lease:
Land and building	18,055	18,055
Accumulated depreciation and amortization	(5,862)	(5,416)

	12,193	12,639

Goodwill	1,301,922	1,301,922
Intangible assets, net of accumulated amortization of $77,961 and $74,683, respectively	469,141	470,227
Other assets	45,980	43,371

	1,817,043	1,815,520

Total assets	$2,257,626	$2,213,555

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Revolving credit facilities	$158,367	$41,059
Current portion of long-term debt	268,157	—
Trade accounts payable	67,339	73,133
Income taxes payable	4,335	6,165
Accrued interest payable	68,263	67,984
Accrued expenses and other current liabilities	77,259	85,225

Total current liabilities	643,720	273,566

Long-term debt	2,094,410	2,351,072
Obligation under capital lease	16,557	16,712
Deferred tax liability	102,989	103,309
Deferred rent expense	35,001	36,144
Unfavorable lease obligations and other long-term liabilities	11,701	12,996

	2,260,658	2,520,233

Commitments and contingencies
Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares;
issued and outstanding 100 shares	—	—
Additional paid-in capital	618,828	618,831
Accumulated other comprehensive loss, net of tax	(44,909)	(49,239)
Accumulated deficit	(1,220,671)	(1,149,836)

	(646,752)	(580,244)

Total liabilities and stockholder’s deficit	$2,257,626	$2,213,555

Unaudited Segment Information

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales:
North America	$194,774	$210,567	$394,080	$416,295
Europe	122,398	137,020	222,739	251,287

Total net sales	317,172	347,587	616,819	667,582

Depreciation and amortization:
North America	8,337	10,166	17,432	19,359
Europe	5,459	5,468	10,424	10,829

Total depreciation and amortization	13,796	15,634	27,856	30,188

Operating income for reportable segments:
North America	16,184	24,870	40,755	44,455
Europe	8,675	14,244	671	14,090

Total operating income for reportable segments	24,859	39,114	41,426	58,545
Severance and transaction-related costs	125	420	1,698	827

Consolidated operating income	24,734	38,694	39,728	57,718
Interest expense, net	55,623	55,044	110,702	109,464

Consolidated loss before income tax expense	$(30,889)	$(16,350)	$(70,974)	$(51,746)

Unaudited Condensed Consolidating Balance Sheet

July 30, 2016

(in thousands)

			Non-
	Issuer	Guarantors	Guarantors (1)	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$33,298	$4,644	$37,330	$—	$75,272
Inventories	—	89,012	64,602	—	153,614
Prepaid expenses	1,182	1,652	15,070	—	17,904
Other current assets	—	15,601	9,075	—	24,676

Total current assets	34,480	110,909	126,077	—	271,466

Property and equipment:
Furniture, fixtures and equipment	5,926	158,918	79,096	—	243,940
Leasehold improvements	1,315	188,953	117,952	—	308,220

	7,241	347,871	197,048	—	552,160
Accumulated depreciation and amortization	(4,935)	(259,589)	(130,712)	—	(395,236)

	2,306	88,282	66,336	—	156,924

Leased property under capital lease:
Land and building	—	18,055	—	—	18,055
Accumulated depreciation and amortization	—	(5,862)	—	—	(5,862)

	—	12,193	—	—	12,193

Intercompany receivables	—	224,498	5,811	(230,309)	—
Investment in subsidiaries	1,834,608	(46,111)	—	(1,788,497)	—
Goodwill	—	987,517	314,405	—	1,301,922
Intangible assets, net	257,000	443	211,698	—	469,141
Other assets	3,443	4,939	37,598	—	45,980

	2,095,051	1,171,286	569,512	(2,018,806)	1,817,043

Total assets	$2,131,837	$1,382,670	$761,925	$(2,018,806)	$2,257,626

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Revolving credit facilities	$109,407	$—	$48,960	$—	$158,367
Current portion of long-term debt	268,157	—	—	—	268,157
Trade accounts payable	(413)	21,945	45,807	—	67,339
Income taxes payable	—	5	4,330	—	4,335
Accrued interest payable	68,211	—	52	—	68,263
Accrued expenses and other current liabilities	8,508	34,308	34,443	—	77,259

Total current liabilities	453,870	56,258	133,592	—	643,720

Intercompany payables	230,309	—	—	(230,309)	—
Long-term debt	2,094,410	—	—	—	2,094,410
Obligation under capital lease	—	16,557	—	—	16,557
Deferred tax liability	—	94,700	8,289	—	102,989
Deferred rent expense	—	23,842	11,159	—	35,001
Unfavorable lease obligations and other long-term liabilities	—	11,694	7	—	11,701

	2,324,719	146,793	19,455	(230,309)	2,260,658

Stockholder’s equity (deficit):
Common stock	—	367	2	(369)	—
Additional paid in capital	618,828	1,435,909	797,656	(2,233,565)	618,828
Accumulated other comprehensive income (loss), net of tax	(44,909)	(4,831)	(40,536)	45,367	(44,909)
Accumulated deficit	(1,220,671)	(251,826)	(148,244)	400,070	(1,220,671)

	(646,752)	1,179,619	608,878	(1,788,497)	(646,752)

Total liabilities and stockholder’s equity (deficit)	$2,131,837	$1,382,670	$761,925	$(2,018,806)	$2,257,626

Unaudited Condensed Consolidating Statement of Operations and Comprehensive Loss

For The Three Months Ended July 30, 2016

(in thousands)

			Non-
	Issuer	Guarantors	Guarantors (1)	Eliminations	Consolidated
Net sales	$—	$179,775	$137,397	$—	$317,172
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	2,861	94,245	73,577	—	170,683

Gross profit (deficit)	(2,861)	85,530	63,820	—	146,489

Other expenses:
Selling, general and administrative	4,794	58,211	49,367	—	112,372
Depreciation and amortization	243	7,543	6,010	—	13,796
Severance and transaction-related costs	1	—	124	—	125
Other (income) expense	(2,102)	398	(2,834)	—	(4,538)

	2,936	66,152	52,667	—	121,755

Operating income (loss)	(5,797)	19,378	11,153	—	24,734
Interest expense, net	54,717	553	353	—	55,623

Income (loss) before income taxes	(60,514)	18,825	10,800	—	(30,889)
Income tax expense (benefit)	—	563	625	—	1,188

Income (loss) from continuing operations	(60,514)	18,262	10,175	—	(32,077)
Equity in earnings (loss) of subsidiaries	28,437	70	—	(28,507)	—

Net income (loss)	(32,077)	18,332	10,175	(28,507)	(32,077)
Foreign currency translation adjustments	(2,340)	(548)	(253)	801	(2,340)
Net gain (loss) on intra-entity foreign currency transactions, net of tax	(6,385)	(768)	(6,514)	7,282	(6,385)

Other comprehensive income (loss)	(8,725)	(1,316)	(6,767)	8,083	(8,725)

Comprehensive income (loss)	$(40,802)	$17,016	$3,408	$(20,424)	$(40,802)

Unaudited Condensed Consolidating Statement of Operations and Comprehensive Loss

For The Three Months Ended August 1, 2015

(in thousands)

			Non-
	Issuer	Guarantors	Guarantors (1)	Eliminations	Consolidated
Net sales	$—	$194,689	$152,898	$—	$347,587
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	29	100,824	78,223	—	179,076

Gross profit (deficit)	(29)	93,865	74,675	—	168,511

Other expenses:
Selling, general and administrative	3,583	60,669	52,117	—	116,369
Depreciation and amortization	211	9,210	6,213	—	15,634
Severance and transaction-related costs	226	3	191	—	420
Other (income) expense	(1,657)	152	(1,101)	—	(2,606)

	2,363	70,034	57,420	—	129,817

Operating income (loss)	(2,392)	23,831	17,255	—	38,694
Interest expense, net	54,261	549	234	—	55,044

Income (loss) before income taxes	(56,653)	23,282	17,021	—	(16,350)
Income tax expense (benefit)	—	696	1,823	—	2,519

Income (loss) from continuing operations	(56,653)	22,586	15,198	—	(18,869)
Equity in earnings (loss) of subsidiaries	37,784	366	—	(38,150)	—

Net income (loss)	(18,869)	22,952	15,198	(38,150)	(18,869)
Foreign currency translation adjustments	(516)	(689)	3,321	(2,632)	(516)
Net gain (loss) on intra-entity foreign currency transactions, net of tax	(3,547)	(1,850)	(3,482)	5,332	(3,547)

Other comprehensive income (loss)	(4,063)	(2,539)	(161)	2,700	(4,063)

Comprehensive income (loss)	$(22,932)	$20,413	$15,037	$(35,450)	$(22,932)

Unaudited Condensed Consolidating Statement of Cash Flows

Six Months Ended July 30, 2016

(in thousands)

			Non-
	Issuer	Guarantors	Guarantors (1)	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(70,835)	$48,499	$1,525	$(50,024)	$(70,835)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (equity) in earnings of subsidiaries	(51,618)	1,594	—	50,024	—
Depreciation and amortization	480	15,857	11,519	—	27,856
Amortization of lease rights and other assets	—	—	1,371	—	1,371
Amortization of debt issuance costs	4,052	—	170	—	4,222
Accretion of debt premium	(1,339)	—	—	—	(1,339)
Non-cash in kind interest expense	9,156	—	—	—	9,156
Net accretion of unfavorable lease obligations	—	(125)	(1)	—	(126)
Loss on sale/retirement of property and equipment, net	—	165	5	—	170
Stock-based compensation expense (benefit)	(13)	—	10	—	(3)
(Increase) decrease in:
Inventories	—	5,002	(6,145)	—	(1,143)
Prepaid expenses	(839)	(166)	(2,046)	—	(3,051)
Other assets	17	105	(403)	—	(281)
Increase (decrease) in:
Trade accounts payable	(1,054)	(5,703)	769	—	(5,988)
Income taxes payable	—	(264)	223	—	(41)
Accrued interest payable	262	—	22	—	284
Accrued expenses and other liabilities	(124)	(6,524)	(5,349)	—	(11,997)
Deferred income taxes	—	—	(545)	—	(545)
Deferred rent expense	—	(973)	(240)	—	(1,213)

Net cash provided by (used in) operating activities	(111,855)	57,467	885	—	(53,503)

Cash flows from investing activities:
Acquisition of property and equipment	(389)	(5,058)	(3,076)	—	(8,523)
Acquisition of intangible assets/lease rights	—	(23)	(80)	—	(103)

Net cash used in investing activities	(389)	(5,081)	(3,156)	—	(8,626)

Cash flows from financing activities:
Proceeds from revolving credit facilities	68,000	—	52,618	—	120,618
Payments on revolving credit facilities	—	—	—	—	—
Payment of debt issuance costs	(25)	—	(54)	—	(79)
Principal payments on capital lease	—	(116)	—	—	(116)
Intercompany activity, net	74,903	(54,661)	(20,242)	—	—

Net cash provided by (used in) financing activities	142,878	(54,777)	32,322	—	120,423

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	3,641	(5,534)	—	(1,893)

Net increase in cash and cash equivalents	30,634	1,250	24,517	—	56,401
Cash and cash equivalents, at beginning of period	2,664	3,394	12,813	—	18,871

Cash and cash equivalents, at end of period	$33,298	$4,644	$37,330	$—	$75,272

Note to Unaudited Supplemental Consolidating Financial Statements

(1) The Company has certain subsidiaries that are not guarantors of the Company’s indebtedness. These subsidiaries, principally its international subsidiaries, include its European, Canadian and Asian subsidiaries (the “Non-Guarantors”). Claire’s (Gibraltar) Holdings Limited, a Gibraltar private limited liability company (“Claire’s Gibraltar”) is a subsidiary that is included in the Non-Guarantor amounts included in the condensed unaudited supplemental consolidating financial statements included herein. Claire’s Gibraltar represents 89% of the Non-Guarantor net sales for both the second quarter fiscal 2016 and fiscal year 2015, respectively. Claire’s Gibraltar represents 99% and 98% of the Non-Guarantor operating income for the second quarter fiscal 2016 and fiscal year 2015, respectively. As of July 30, 2016, Claire’s Gibraltar represented 91% and 98% of Non-Guarantor inventory and total assets, respectively. As of July 30, 2016, jewelry inventory represented approximately 34% of Claire’s Gibraltar’s total inventory. Our European operations are included in Claire’s Gibraltar net sales and represented 100% of Claire’s Gibraltar net sales for the second quarter fiscal 2016 and fiscal year 2015, respectively. Our Asian based global sourcing group purchases merchandise from a diversified base of suppliers and sources the majority of our products. This global sourcing group’s operations are included in Claire’s Gibraltar’s operating results and represented ($1.0) million or (9)% and ($4.4) million or (13)% of Claire’s Gibraltar’s operating income for the second quarter fiscal 2016 and fiscal year 2015, respectively.

Net Loss Reconciliation to Adjusted EBITDA

Adjusted EBITDA represents net income (loss), adjusted to exclude income taxes, interest expense and income, depreciation and amortization, loss (gain) on early debt extinguishments, asset impairments, management fees, severance and transaction related costs, and certain non-cash and other items. We use Adjusted EBITDA as an important tool to assess our operating performance. We consider Adjusted EBITDA to be a useful measure in highlighting trends in our business. We reinforce the importance of Adjusted EBITDA with our bonus eligible associates by using this metric in our annual performance bonus program. We believe that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, Adjusted EBITDA is defined in the covenants contained in our debt agreements and it is the metric we use to communicate our financial performance to our debt investors.

Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to represent cash flow from operating, investing or financing activities as a measure of liquidity. We compensate for the limitations of using Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness.

While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet indebtedness service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Thousands)

	Three Months Ended July 30, 2016	Three Months Ended August 1, 2015	Six Months Ended July 30, 2016	Six Months Ended August 1, 2015
Net loss	$(32,077)	$(18,869)	$(70,835)	$(54,287)
Income tax expense (benefit)	1,188	2,519	(139)	2,541
Interest expense	55,632	55,052	110,716	109,476
Interest income	(9)	(8)	(14)	(12)
Depreciation and amortization	13,796	15,634	27,856	30,188
Amortization of intangible assets	713	763	1,371	1,550
Stock compensation, book to cash rent (a)	(922)	3,141	(1,362)	2,089
Management fee (b)	795	795	1,740	1,590
Other (c)	(1,779)	862	4,986	4,401

Adjusted EBITDA	$37,337	$59,889	$74,319	$97,536

a)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.
b)	Includes: the management fee paid to Apollo Management and Morgan Joseph Tri-Artisan Capital Partners.
c)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures and non-cash asset write-offs; other payments associated with store closures; costs, including third party charges, compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts of our foreign entities into their functional currency; store pre-opening costs; and severance and transaction related costs.